EXHIBIT 99.1

Apyx Medical Corporation Reports First Quarter 2019 Financial Results and
Updates Fiscal Year 2019 Outlook
Advanced Energy Sales of $4.4 million in Q1, up 66% year-over-year

CLEARWATER, FL — MAY 8, 2019 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of J-Plasma®, a patented surgical product marketed and sold under the Renuvion™ Cosmetic Technology brand in the cosmetic surgery market, today reported financial results for its first quarter ended March 31, 2019.

First Quarter 2019 Financial Summary:

•	Total Q1 revenue from continuing operations of $5.8 million, up 71% year-over-year.

◦	Advanced Energy revenue of $4.4 million, up 66% year-over-year.

◦	OEM revenue of $1.4 million, up 89% year-over-year.

•	Total Q1 GAAP net loss from continuing operations of $4.7 million versus total GAAP net loss from continuing operations of $2.8 million for the first quarter of 2018.

•	Total Q1 adjusted EBITDA loss from continuing operations of $4.2 million versus adjusted EBITDA loss from continuing operations of $2.1 million for the first quarter of 2018.

First Quarter 2019 Highlight:

•
On January 14th, the Company announced that Todd Hornsby has been promoted to Executive Vice President, effective January 2, 2019. Mr. Hornsby joined Apyx Medical in August, 2014, and held the position of Vice President and General Manager of Advanced Energy prior to his promotion.

Subsequent to Quarter End:

•
On April 1st, the Company announced it voluntarily withdrew its application for premarket notification 510(k) regulatory clearance of J-Plasma/Renuvion for use in dermal resurfacing procedures. The Company will continue to work with the U.S. Food and Drug Administration relative to the development of a new 510(k) submission.

Management Comments:

“Our revenue performance in the first quarter represents a promising start to 2019,” said Charlie Goodwin, President and Chief Executive Officer. “We achieved impressive sales growth, which was driven by global demand for our Renuvion generators and handpieces in the cosmetic surgery market.”

Mr. Goodwin continued: “We began 2019 under our new corporate name, Apyx Medical Corporation: a name that illustrates our intent to become the leading provider of innovative technologies for the cosmetic surgery market. Our existing clinical indication for Renuvion represents a $1.5 billion market opportunity in the U.S. alone, and an even larger opportunity internationally. In recent months, I’m more proud than ever of the efforts of our team and the commitment I have seen across our entire organization to improving cosmetic surgery procedures and outcomes for the benefit of our clinician customers and their patients. We are raising our fiscal year revenue and profitability guidance based on our better-than-expected performance in the first quarter, and we will continue to focus on driving strong revenue growth, while positioning our organization for long-term success and profitability by leveraging our solid balance sheet condition and investing thoughtfully in our strategic initiatives.”

First Quarter 2019 Results:

The following table represents revenue from continuing operations by reportable segment:

	Three Months Ended March 31,		Increase/Decrease
(In thousands)	2019	2018	$ Change	% Change
Advanced Energy	$4,371	$2,629	$1,742	66.3%
OEM	1,452	768	684	89.1%
Total	$5,823	$3,397	$2,426	71.4%

Total revenue from continuing operations for first quarter 2019 increased $2.4 million, or 71.4%, to $5.8 million, compared to $3.4 million in the first quarter of 2018. Sales of the Company’s Advanced Energy generators and handpieces drove the increase in total revenue in first quarter 2019, with OEM segment sales contributing modestly to the year-over-year increase in total revenue from continuing operations during the first quarter 2019 period. Advanced Energy segment sales increased $1.7 million, or 66.3% year-over-year, to $4.4 million, compared to $2.6 million last year. OEM segment sales increased $0.7 million, or 89.1% year-over-year, to $1.4 million, compared to $0.8 million last year.

	Three Months Ended March 31,		Increase/Decrease
(In thousands)	2019	2018	$ Change	% Change
Domestic	$4,104	$2,758	$1,346	48.8%
International	1,719	639	$1,080	169.0%
Total	$5,823	$3,397	$2,426	71.4%

Revenue from continuing operations in the United States increased $1.3 million, or 48.8% year-over-year, to $4.1 million, and international revenue from continuing operations increased $1.1 million, or 169.0% year-over-year, to $1.7 million. International sales growth in the first quarter was primarily driven by sales to international distributors in the Company’s Advanced Energy segment.

Gross profit for the first quarter of 2019 increased $1.5 million, or 68.2% year-over-year, to $3.7 million, compared to $2.2 million for first quarter of 2018. Gross margin for the first quarter of 2019 was 63.9%, compared to 65.1% last year. The primary drivers of the decrease in gross profit margin were Advanced Energy product mix and Advanced Energy sales outside the U.S., which represented a higher mix of total sales in the first quarter of 2019 compared to last year. OEM gross margins were lower in the first quarter of 2019 when compared to the prior year period, driven primarily by revenue related to our new Product, Manufacturing, and Supply agreements with Symmetry, which did not contribute to revenue results in the prior period.

Operating expenses from continuing operations for the first quarter of 2019 increased $4.0 million, or 80.9% year-over-year, to $8.9 million, compared to $4.9 million for the first quarter of 2018. The year-over-year change in operating expenses from continuing operations was primarily driven by a $1.4 million increase in salaries and related costs, a

$1.3 million increase in professional services costs, a $1.0 million increase in selling, general, and administration, and a $0.3 million increase in research and development expenses.

Net loss from continuing operations for first quarter 2019 was $(4.7) million, or $(0.14) per diluted share, compared to a net loss from continuing operations of $(2.8) million, or $(0.08) per diluted share, for the first quarter of 2018. Total income from discontinued operations, net of tax, was $1.9 million in the first quarter of 2018.

As of March 31, 2019, the Company had cash and equivalents of $32.4 million and short-term investments of $40.9 million as compared to cash and equivalents of $16.5 million and short-term investments of $61.7 million as of December 31, 2018. The Company had working capital of $77.8 million as of March 31, 2019 as compared to $81.8 million as of December 31, 2018.

2019 Financial Outlook:

The Company is updating its fiscal year 2019 financial guidance:

•
Total revenue in the range of $25.5 million to $26.5 million, representing growth of 53% to 59% year-over-year, compared to total revenue from continuing operations of $16.7 million in fiscal year 2018.

•	Total revenue guidance assumes:

•
Advanced Energy revenue in the range of $20.5 million to $21.5 million, representing growth of 56% to 64% year-over-year, compared to Advanced Energy revenue of $13.1 million in fiscal year 2018. The Company’s prior guidance range for Advanced Energy revenue was $20.0 million to $21.0 million, representing growth of 53% to 61% year-over-year.

•	The Company continues to expect OEM revenue of $5.0 million, representing growth of 38% year-over-year, compared to $3.6 million for fiscal year 2018.

•	GAAP net loss in the range of $23.5 million to $22.5 million, compared to GAAP net loss from continuing operations of $9.5 million in fiscal year 2018.

•	Adjusted EBITDA loss in the range of $19.9 million to $18.9 million, compared to adjusted EBITDA loss from continuing operations of $11.7 million in fiscal year 2018.

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Conference Call Details:

Management will host a conference call at 4:30 p.m. Eastern Time on May 8 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties may dial 844-507-6493 (or 647-253-8641 for international callers) and provide access code 8252538. Participants should ask for the Apyx Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:

https://event.on24.com/wcc/r/1960685/EA5CE433FA4C050FACEFFFC1DF623FB1.

A telephonic replay will be available approximately two hours after the end of the call through May 22, 2019. The replay can be accessed by dialing 800-585-8367 for U.S. callers or 416-621-4642 for international callers and using the replay access code: 8252538. The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Westwicke Partners on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation (formerly Bovie Medical Corporation) is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The company’s Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion offers plastic surgeons, fascial plastic surgeons and cosmetic physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma system allows surgeons to operate with a high level of precision and virtually eliminating unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Sales	$5,823	$3,397
Cost of sales	2,103	1,185
Gross profit	3,720	2,212
Other costs and expenses:
Research and development	810	514
Professional services	1,791	506
Salaries and related costs	3,221	1,802
Selling, general and administrative	3,101	2,110
Total other costs and expenses	8,923	4,932
Loss from operations	(5,203)	(2,720)
Interest income	423	—
Interest expense	—	(34)
Other losses	(25)	—
Fee associated with refinance	—	(26)
Total other income (expense), net	398	(60)
Loss before income taxes	(4,805)	(2,780)
Income tax (benefit) expense	(124)	11
Income from continuing operations	(4,681)	(2,791)
Income from discontinued operations, net of tax	—	1,856
Total income from discontinued operations, net of tax	—	1,856
Net income (loss)	(4,681)	$(935)

EPS from continuing operations:
Basic	$(0.14)	(0.08)
Diluted	(0.14)	(0.08)

EPS from discontinued operations:
Basic	—	0.05
Diluted	—	0.05

EPS from total operations:
Basic	$(0.14)	(0.03)
Diluted	$(0.14)	(0.03)

Weighted average number of shares outstanding - basic	33,343	32,878
Weighted average number of shares outstanding - dilutive	33,343	32,878

APYX MEDICAL CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except share and per share data)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$32,415	$16,466
Short term investments	40,885	61,678
Trade accounts receivable, net of allowance of $196 and $428	4,931	5,015
Inventories, net of provision for obsolescence of $398 and $439	5,598	5,212
Prepaid expenses and other current assets	1,411	1,146
Total current assets	85,240	89,517
Property and equipment, net	6,031	5,788
Intangibles	190	191
Deposits	80	73
Other assets	162	41
Total assets	$91,703	$95,610

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,504	$1,423
Accrued expenses	5,460	5,552
Accrued severance and related	511	727
Total current liabilities	7,475	7,702
Note payable	140	140
Long term lease liability	75	—
Total liabilities	7,690	7,842
STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized; 34,033,255 issued and 33,891,255 outstanding as of March 31, 2019 and 33,847,100 issued and 33,704,525 outstanding as of December 31, 2018	34	34
Additional paid-in capital	53,147	52,221
Retained earnings	$31,332	$35,513
Total stockholders' equity	84,013	87,768
Total liabilities and stockholders' equity	91,703	95,610

APYX MEDICAL CORPORATION RECONCILIATION OF GAAP NET INCOME/(LOSS) RESULTS TO NON-GAAP ADJUSTED EBITDA/(LOSS) (Unaudited) (In thousands)

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income/(loss) (GAAP) plus income tax expense, interest, depreciation and amortization, stock-compensation expense, and changes in value of derivative liabilities.

	Three Months Ended March 31,
	2019	2018
Net loss from continuing operations GAAP Basis	$(4,681)	$(2,791)
Interest (income) expense, net	(423)	34
Income tax (benefit) expense	(124)	11
Depreciation and amortization	194	199
Stock based compensation	859	372
Change in value of derivative liabilities	—	26
Adjusted EBITDA	(4,175)	(2,149)

The following unaudited table presents a reconciliation of net loss to Adjusted EBITDA for our 2019 guidance. The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance for GAAP net loss of $23.5 million to $22.5 million for 2019.

Year 2019
Net loss GAAP Basis	$(23,000)
Interest (income) expense, net	(1,100)
Income tax (benefit) expense	—
Depreciation and amortization	700
Stock based compensation	4,000
Change in fair value of derivative liabilities	—
Adjusted EBITDA	$(19,400)